Exhibit 5.1

811 Main Street, Suite 3700 Houston, TX 77002 Tel: +1.713.546.5400 Fax: +1.713.546.5401 www.lw.com

FIRM / AFFILIATE OFFICES
	Austin Beijing Boston Brussels Century City	Milan Munich New York Orange County Paris
May 30, 2025	Chicago Dubai Düsseldorf Frankfurt Hamburg Hong Kong Houston London	Riyadh San Diego San Francisco Seoul Silicon Valley Singapore Tel Aviv Tokyo
Hess Midstream LP	Los Angeles Madrid	Washington, D.C.

1501 McKinney Street

Houston, Texas 77010

Re:	Hess Midstream LP Registration Statement on Form S-3; Class A Shares Representing Limited Partner Interests

To the addressee set forth above:

We have acted as special counsel to Hess Midstream LP, a Delaware limited partnership (the “Company”), in connection with the offering and sale by a certain selling shareholder of the Company (the “Selling Shareholder”) of 15,022,517 Class A shares representing limited partner interests in the Company (“Class A Shares”), including (i) 449,000 Class A Shares distributed by Hess Midstream GP LP to the Selling Shareholder (the “GP Shares”); and (ii) 14,573,517 Class A Shares (the “Exchange Shares,” together with the GP Shares, the “Shares”) issuable upon exchange of an equivalent number of Class B units representing limited partner interests (“Class B Units”) in Hess Midstream Operations LP (the “Operating Company”), together with a corresponding number of Class B shares representing limited partner interests (“Class B Shares”) in the Company as described in the Registration Statement (as defined below). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed by the Company with the Securities and Exchange Commission (the “Commission”) on February 27, 2023 (File No. 333-270028) (the “Registration Statement”), including a base prospectus, dated February 27, 2023 (the “Base Prospectus”), a preliminary prospectus supplement, dated May 28, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”), and a prospectus supplement, dated May 28, 2025, filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Shares are being sold pursuant to an underwriting agreement, dated May 28, 2025, among Hess Midstream GP LLC, a Delaware limited liability company (“HESM GP LLC”), Hess Midstream GP LP, a Delaware limited partnership (“HESM GP LP” and, together with HESM GP LLC, the “General Partner”), the Company, the Selling Shareholder, J.P. Morgan Securities LLC and Citigroup Global Markets Inc. as the underwriters named in Schedule I thereto.

May 30, 2025

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the General Partner and others as to factual matters without having independently verified such factual matters. We are opining herein as to the Delaware Revised Uniform Limited Partnership Act (the “DRULPA”) and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. Upon the issuance and delivery of the Exchange Shares in exchange for an equivalent number of Class B Units and Class B Shares in accordance with the Amended and Restated Agreement of Limited Partnership of the Company and the Third Amended and Restated Agreement of Limited Partnership of the Operating Company, the Shares will be validly issued and, under the DRULPA, purchasers of the Exchange Shares will have no obligation to make further payments for their purchase of the Shares or contributions to the Company solely by reason of their ownership of the Exchange Shares or their status as limited partners of the Company, and no personal liability for the obligations of the Company, solely by reason of being limited partners of the Company.

2. The GP Shares have been validly issued and, under the DRULPA, purchasers of the GP Shares will have no obligation to make further payments for their purchase of the GP Shares or contributions to the Company solely by reason of their ownership of the GP Shares or their status as limited partners of the Company, and no personal liability for the obligations of the Company, solely by reason of being limited partners of the Company.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K dated May 30, 2025 and to the reference to our firm contained in the Prospectus under the heading “Validity of the Class A Shares.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Sincerely,

/s/ Latham & Watkins LLP